Exhibit 5.1

801 Jefferson Avenue, Suite 300 Redwood City, California 94063 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
May 15, 2026	Hamburg	Seoul
	Hong Kong	Silicon Valley
	Houston	Singapore
PDF Solutions, Inc.	London	Tel Aviv
2858 De La Cruz Boulevard	Los Angeles	Tokyo
Santa Clara, California 95050	Madrid	Washington, D.C.

Re: Registration Statement No. 333-295834; 5,253,554 shares of Common Stock, par value $0.00015 per share

To the addressee set forth above:

We have acted as special counsel to PDF Solutions, Inc., a Delaware corporation (the “Company”), in connection with (i) the issuance of up to 1,946,630 shares (the “Company Shares”) of the Company’s common stock, par value $0.00015 per share (the “Common Stock”), by the Company and (ii) the sale of up to 3,306,924 shares (the “Selling Stockholder Shares” and together with the Company Shares, the “Shares”) of Common Stock by the selling stockholder named in the Preliminary Prospectus (as defined below) and the Prospectus (as defined below). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 13, 2026 (Registration No. 333-295834) (the “Registration Statement”), including a base prospectus dated May 13, 2026 (the “Base Prospectus”), a preliminary prospectus supplement dated May 13, 2026 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”), and a prospectus supplement dated May 13, 2026 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an underwriting agreement, dated May 13, 2026, among the Company, the selling stockholder named therein and Morgan Stanley & Co. LLC, as representative of the several underwriters named therein (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.

The Company Shares have been duly authorized by all necessary corporate action of the Company, and when the Company Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the Company Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

May 13, 2026 Page 2

2.	The Selling Stockholder Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on May 15, 2026 and to the reference to our firm in the Preliminary Prospectus and the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP